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[Advanta Logo]                                                      EXHIBIT 99.1

For further information                              News Release
please contact:
Investor Relations
(215) 444-5335

Corporate Communications                             Advanta Corporation
(215) 444-5073                                       Welsh & McKean Roads
                                                     P.O. Box 844
                                                     Spring House, PA 19477-0844

                                                           FOR IMMEDIATE RELEASE

         ADVANTA COMPLETES TRANSACTION WITH FLEET TO ACQUIRE ADVANTA'S
                           CONSUMER CREDIT CARD UNIT

                 Advanta to Buy Back $850 Million of Its Shares


SPRING HOUSE, PA, February 21, 1998 -- Advanta Corporation (NASDAQ, ADVNB, ADVNA, ADVNZ) announced that at its Special Meeting of Stockholders held yesterday in Spring House, Pennsylvania, stockholders approved the transaction with Fleet Financial Group to acquire Advanta's consumer credit card business. The transaction was completed at the end of business yesterday. The transaction had a total value to Advanta of approximately $1.3 billion, including an after-tax gain of approximately $500 million.

Advanta also announced that it successfully completed its cash Tender Offer to purchase approximately $850 million of its Class A and Class B common stock at $40 per share net, and its Stock Appreciation Income Linked Securities (SAILS) Depositary Shares at $32.80 per share net. The Offer commenced on January 20, 1998 and expired at 12:00 midnight, New York City time on February 20, 1998.

Advanta's Chairman, Dennis Alter, said, "We are very pleased that our shareholders have overwhelmingly voted to support the Fleet transaction. This transaction and the Tender Offer to repurchase shares enables Advanta to generate significant value for our shareholders. Following the Tender Offer, Advanta will be well capitalized with a book value of approximately $650 million with robust growth expected in 1998 from the mortgage and business services operations."
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The Tender Offer was oversubscribed as to each class of shares and the SAILS
Depositary Shares. Preliminary proration results of this Tender Offer will be announced as soon as practicable. Payment will be completed promptly for all shares properly tendered and accepted, subject to proper delivery of shares in accordance with the terms of the Tender Offer.

Following the transaction, with 2,200 employees, approximately $6.6 billion in managed assets and an additional $9.2 billion in assets serviced for third parties, Advanta will be a highly focused financial services company that provides consumers and small businesses with innovative products and services. The company will also retain its two banks, Advanta National Bank and Advanta Financial Corp.

Advanta Personal Finance Services, with approximately 1,300 employees, is a leading provider of nonconforming home equity loans to consumers, and a broad range of loan purchasing, securitization and contract servicing services to the home equity industry. In 1997, the mortgage unit more than doubled its size with managed receivables increasing to $5.3 billion, a 93% year-over-year increase, and loans serviced for third parties increasing dramatically to $9.2 billion, a 149% year-over-year increase. The mortgage unit is one of the largest servicers of third party loans on a contract-for-fee basis in the nonconforming mortgage industry.

Advanta Business Services, with approximately 600 employees, provides niche financial services to small businesses through flexible lease financing programs and corporate credit cards. In 1997, combined lease and corporate card receivables expanded to $1.3 billion, a 53% year-over-year increase.

This Press Release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The most significant among these risks and uncertainties are: (1) factors that affect consumer debt; (2) competitive pressures; (3) the level of delinquencies and charge-offs; (4) the rate of prepayments; (5) the level of expenses; (6) the timing of the securitizations of the Company's receivables; and (7) the ratings on the debt of the Company and its subsidiaries. Additional risks that may affect the Company's future performance are detailed in the Company's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q.